EXHIBIT 10.23

MANHATTAN ASSOCIATES, INC.

RESTRICTED STOCK UNIT AWARD AGREEMENT

FOR NON-EMPLOYEE DIRECTORS

Name of Director:	Number of Units:
Award Date:

* If the information above is not completed, and this Agreement (as defined below) is being signed and delivered via an online grant acceptance system (an “OLGA,” and an Agreement that is signed and delivered via OLGA, an “OLGA Grant”), then the information appearing on the OLGA Grant summary screen with respect to the Units (as defined below) covered by this Agreement that corresponds to the information called for above is incorporated by this reference into this Agreement.

This Agreement (this “Agreement”) is made as of the Award Date noted above (or if not noted above, and this is an OLGA Grant, the Award Date set forth on the OLGA Grant summary screen with respect to these Units), by and between Manhattan Associates, Inc., a Georgia corporation (the “Company”), and the individual noted above (or if not noted above, and this is an OLGA Grant, the individual accessing OLGA with respect to these Units) (“Director”) (the Company and Director referred to as the “Parties”), with reference to the following facts:

A.
The Company has adopted the Manhattan Associates, Inc. 2007 Stock Incentive Plan, as amended (the “Plan”), for the purpose of securing and retaining the services of the Company’s officers, directors, key employees, and consultants and providing incentives to those who are primarily responsible for the Company’s operations to shape and carry out the Company’s long-range plans and aiding in its continued growth and financial success.
B.
The Plan achieves its purpose by providing the opportunity for those individuals to receive compensation based on the value of the shares of the Company’s common stock, par value $.01 (“Shares”).
C.
The Compensation Committee of the Company’s Board of Directors (the “Board”), or that committee’s permitted designee (the “Committee”), has authorized a grant to Director under the Plan of an award of restricted stock units (“Units”) representing the right to receive Shares under the circumstances described below, and the Company and Director wish to confirm the award’s terms.

Now therefore, the Parties agree as follows:

1.
Award of Restricted Stock Units.
1.1
Award of Restricted Stock Units. Subject to the terms, restrictions, limitations, and conditions in this Agreement and the Plan, the Company grants to Director an award of that number of Units set forth above (or if not set forth above, and this is an OLGA Grant, as set forth on the OLGA Grant summary screen with respect to these Units), with each Unit representing the right to receive a Share at a future date and time.
1.2
Vesting of Units. Director will become vested in these Units in accordance with Schedule I; provided that the Committee may accelerate the vesting of all or some of these Units. (Each date on which one or more Units vest is referred to as a “Vesting Date”; those Units that have become vested, and have not become vested, respectively, are referred to as, respectively, “Vested Units” and “Unvested Units.”)
1.3
Settlement of Units. The Company will settle each Vested Unit by delivering to Director (or, where applicable, their estate or personal representative) one Share on the Vesting Date for that Unit, or as soon as administratively practicable; provided that if (a) Section 409A of the Internal Revenue Code of 1986 (the “Code”) applies to the vesting of that Unit or the delivery of the underlying Share, (b) the delivery is on account of Director’s “separation from service” as defined in Code Section 409A and its applicable

FILENAME \* MERGEFORMAT FORM RSU Agt - Non-employee Directors with Schedule I rvd 2020.05.12 regulations, and (c) Director is a “specified employee” as defined in Code Section 409A(a)(2)(B)(i) on the delivery date (as determined in accordance with Company rules), the Company will automatically delay the delivery of that Share until the first business day after the date that is six months after Director’s separation from service (or, if earlier, the date of Director’s death). The Company may deliver Shares by delivering physical stock certificates or by certificateless book-entry issuance. The Company may also deliver Shares to Director’s (or, following Director’s death, Director’s estate’s or personal representative’s) broker-dealer or similar custodian or issue Shares in street name, either by delivering physical certificates or electronically.
1.4
Taxes. Director acknowledges that they are responsible for the payment of any taxes with respect to the Units and any vesting of them, and that the Company is not responsible for withholding or paying any taxes on Director’s behalf.
1.5
No Rights as Shareholder. Unless and until Shares are delivered to settle Vested Units, Director will have no ownership of those Shares and no right to dividends or to vote the Shares.
2.
Forfeitures and Restrictions.
2.1
End of Continuous Service.
(a)
General. If Director’s Continuous Service ends for any reason other than death or Disability (as defined in Section 2.1(c) below), Director will forfeit to the Company all Unvested Units, along with any and all rights or subsequent rights associated with the Unvested Units, effective immediately. For purposes of this Agreement, “Continuous Service” means Director’s continued performance of services for the Company or a Company parent or subsidiary for an uninterrupted period. Director’s Continuous Service will end on Director’s termination of service as a director, unless the Committee determines otherwise. The Committee has the discretion to resolve any question or dispute as to when Director’s Continuous Service begins or ends.
(b)
Death. If Director’s Continuous Service terminates as a result of Director’s death, then any outstanding Unvested Units immediately will vest. The Company will settle those Vested Units in accordance with Section 1.3, except that the six-month delay provision will not apply.
(c)
Disability. If Director’s Continuous Service terminates as a result of Director’s Disability, then any outstanding Unvested Units will continue to vest as provided in Schedule I and be settled under Section 1.3 as if there had been no termination of Director’s Continuous Service. For purposes of this Agreement, “Disability” means Director’s inability to perform their usual duties as a Board member by reason of any medically determined physical or mental impairment expected to result in death or to continue for six months or more. The Committee will determine Disability based on the information provided to it. If Director subsequently recovers from their Disability, the Committee will in its discretion determine the manner in which the Company will handle any Units then remaining unvested.
2.2
Restrictions on Transfer. Without the prior written consent of the Committee, Director will not have the right to convey, pledge, assign, transfer, hypothecate, encumber, or otherwise dispose of, in whole or in part, any Unvested Units or this Agreement, except that, upon Director’s death, Director’s interest in Vested Units may transfer to Director’s estate or personal representative.
3.
General Provisions.
3.1
Change in Capitalization. If the Company increases or decreases the number of outstanding Shares by a change in par value, split-up, stock split, reverse stock split, reclassification, distribution of common stock dividend, or other similar capital adjustment, the Committee will adjust appropriately the number and kind of shares underlying the Units to maintain Director’s proportionate interest; provided that the Company will not issue fractional shares in making that adjustment. Those adjustments will be final and binding.
3.2
Legends. The Company may endorse Share certificates with any legends required by applicable law. The Company need not register a transfer of Shares and may instruct its transfer agent not to register the transfer of Shares unless the conditions specified in applicable legends are satisfied.

3.3
Governing Law. This Agreement will be construed, administered, and enforced according to the laws of the State of Georgia, without regard to its conflict of laws principles.
3.4
Successors. This Agreement will be binding on and inure to the benefit of the heirs, legal representatives, successors, and permitted assigns of the Parties.
3.5
Notice. Except as otherwise specified in this Agreement, all notices and other communications under this Agreement will be in writing and deemed to have been given if personally delivered or if sent by registered or certified U.S. mail, return receipt requested, postage prepaid, addressed to the proposed recipient at the last known address of the recipient, or on receipt if delivered or sent by other means. Either Party may designate any other address to which notices will be sent by giving notice of that address to the other Party in the same manner as provided above.
3.6
Committee Discretion. Any Committee approval, consent, determination, or interpretation permitted by this Agreement will be made in the Committee’s sole and absolute discretion.
3.7
Invalidity of Provision. If for any reason a court finds that a provision in this Agreement is unenforceable in whole or in part, then the court will modify that provision to the extent necessary to render the provision enforceable while, to the extent possible, preserving the original intent of the Parties, and the remaining provisions will continue in full force and effect without being impaired or invalidated in any way.
3.8
Entire Agreement. This Agreement, including any Schedules, which are incorporated into this Agreement by this reference, and any applicable OLGA screen, expresses the entire understanding and agreement of the Parties with respect to their subject matter. The Parties may sign this Agreement in counterparts, each of which will be deemed an original but both of which together will constitute one and the same instrument.
3.9
Violation. Any conveyance, pledge, assignment, transfer, hypothecation, encumbrance, or other disposition of Unvested Units or this Agreement by Director will violate the terms of this Agreement and will be null and void.
3.10
Headings. Section headings are for convenience only, and the Parties will not consider them in construing this Agreement.
3.11
Specific Performance. If a Party breaches or threatens to breach this Agreement, then, in addition to any and all other rights and remedies at law or in equity that the aggrieved Party may pursue, the aggrieved Party may seek specific performance or injunctive relief.
3.12
No Board Membership or Employment Rights Created. The Parties will not construe either the establishment of the Plan or the award of these Units as giving Director the right to continued Board membership or to employment with the Company.
3.13
Compliance with Code Section 409A.
(a)
General. To the extent that the requirements of Code Section 409A are applicable to this Agreement, the Parties intend that the benefits and rights to which Director could be entitled pursuant to this Agreement comply with Code Section 409A and the Treasury Regulations and other guidance promulgated or issued under that section (collectively, “Section 409A”), and the Parties will construe the provisions of this Agreement consistent with that intent. The Company may amend the Plan and this Agreement in any respect that the Company deems necessary to preserve compliance with Section 409A.
(b)
No Representations as to Section 409A Compliance. The Company makes no representation to Director that the Award and any Shares issued pursuant to this Agreement are exempt from or satisfy, the requirements of Section 409A, and the Company will have no liability or other obligation to indemnify or hold harmless Director or any beneficiary for any tax, additional tax, interest, or penalties that Director or any beneficiary may incur if any provision of this Agreement, or any amendment or modification of this Agreement, or any other action taken with respect to it is deemed to violate any of the requirements of Section 409A.
(c)
No Acceleration of Payments. Neither Party, individually or in combination with the other, may accelerate any payment or benefit that is subject to Section 409A, except in compliance with Section 409A and the provisions of this Agreement, and the Company will not pay any amount that is subject to Section 409A prior to the earliest date on which the Company may pay it without violating Section 409A.
(d)
Termination of Employment. Any provisions of this Agreement that provide for payment of compensation that is subject to Section 409A and that has payment triggered by Director’s cessation of Continuous Service or termination of service other than as a result of death will be deemed to provide for payment that is triggered only by Director’s “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h).
3.14
Consent for Accumulation and Transfer of Data. Director consents to the accumulation and transfer of data concerning them and the Award to and from the Company (and any Subsidiary) and any agent that may administer the Plan on behalf of the Company from time to time. In addition, Director acknowledges that the Company and one or more Subsidiaries may hold certain personal information about Director, including their name, home address, telephone number, date of birth, social security number, salary, nationality, job title, and details of all grants or awards, vested, unvested, or expired (“personal data”). Certain personal date may also constitute “sensitive personal data” within the meaning of applicable local law, which may include the information described above and any changes to it and other appropriate personal and financial data about Director. Director explicitly consents to the Company and any Subsidiary processing any of that personal data and sensitive personal data, and also to the Company and any Subsidiary transferring any of that personal data and sensitive personal data outside the country in which Director resides, and to the United States or other jurisdictions. The Parties acknowledge that the personal data and sensitive personal data are intended for use by the Company (and one or more Subsidiaries) and any company service provider for the purposes of compensation planning or Plan administration.

[Signatures on following page]

IN WITNESS WHEREOF, the Parties have signed this Agreement effective as of the Award Date.

MANHATTAN ASSOCIATES, INC.

By: ______________________________________

Director acknowledges they have received this Agreement, have read and understand the terms and provisions of the Plan and any applicable OLGA screen, and accept the award of Units subject to the terms of this Agreement, the Plan, and any applicable OLGA screen.

DIRECTOR ACKNOWLEDGES AND AGREES THEY HAVE BEEN FULLY ADVISED TO CONSULT WITH THEIR OWN TAX CONSULTANT REGARDING THE AWARD OF THESE UNITS.

If Director is signing and delivering this Agreement via OLGA, Director’s clicking of the on-screen button labeled “Accept” (or similarly labeled button) constitutes Director’s signature on, acceptance of, and express agreement to be bound by, the terms of this Agreement and the Plan. Director consents to the use of that electronic signature and consents to the retention of this signed Agreement solely in electronic form and to the Company delivering to Director records related to this Agreement via electronic methods.

Director Signature: __________________________________________ Date: ___________________

Director Printed Name: _______________________________________________________________

RESTRICTED STOCK UNIT AWARD AGREEMENT

FOR NON-EMPLOYEE DIRECTORS

SCHEDULE I

Unit Vesting Provisions

I-1